EXHIBIT 21

List of Subsidiaries

Cascade Microtech Foreign Sales Inc.

Cascade Microtech Japan, K.K.

Cascade Microtech Europe, Ltd.

Cascade Microtech Taiwan Co., Ltd.

Cascade International Trading (Shanghai) Co., Ltd.